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                                    FORM 4

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Merriman                        Jonathan                  D.
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   (Last)                           (First)             (Middle)

                        c/o First Security Van Kasper
                      600 California Street, 17th Floor
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                                    (Street)

   San Francisco                      CA                94104-2704
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   (City)                           (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     BigStar Entertainment, Inc./BGST
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

       09/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                      105,191         D
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                                                                          (Over)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Options to         $2.75   4/12/00                                    4/12/05  Common     11,668           11,668      D
purchase                                                                       Stock
common stock
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Warrants to       $10.00   8/2/00                                     8/02/04  Common     194,560         194,560(2)   D/I
purchase                                                                       Stock
Common Stock
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Explanation of Responses:

(1) Effective September 8, 2000 Mr. Merriman resigned from the board of directors of BigStar Entertainment, Inc.

(2) On December 6, 1999, Mr. Merriman was allocated 36,148 of the 160,000 Warrants granted to First Security
    Van Kasper on August 2, 1999. Includes warrants to purchase 78,412 shares of common stock held by First Security
    Van Kasper.




/s/  D. Jonathan Merriman                                  October 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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